Exhibit 2.15

Ref:  419219

6 December 2016

ASX Market Announcements Australian Securities Exchange 20 Bridge Street SYDNEY NSW 2000	By Electronic Lodgement

Dear Sir/Madam

Media Article

Paladin Energy Ltd (“Paladin“ or the “Company”) notes the increase in its share price and trading volume today.  The Company is not aware of any particular reason for this occurrence.

Paladin notes an article in the media overnight concerning Paladin’s discussions with bondholders.  The Company has previously informed the market that it is engaging in discussions with a number of parties, including bondholders, as part of its strategic review (see the Company’s announcements made 10 November and 1 December 2016).  These discussions are continuing.  The Company does not intend to provide a running commentary on market speculation in relation to these discussions.

The Company will continue to comply with its disclosure obligations.

Yours faithfully
Paladin Energy Ltd

ALEXANDER MOLYNEUX
CEO

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366  Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au